Exhibit 107

Calculation of Filing Fee Table

Schedule TO

(Form Type)

Valvoline Inc.

(Name of Issuer)

Valvoline Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction valuation	Fee rate	Amount of filing fee

Fees to Be Paid	$1,000,000,000 (1)	0.00011020	$110,200

Fees Previously Paid	—		—

Total Transaction Valuation	$1,000,000,000 (1)

Total Fees Due for Filing			$110,200

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$110,200

(1)	Estimated solely for the purpose of determining the filing fee.